The Reader’s Digest Association, Inc.
Media: William Adler, (914) 244-7585 william.adler@rd.com
Investor Relations: Richard Clark, (914) 244-5425 richard.clark@rd.com

Reader’s Digest Association Announces Higher 2Q Fiscal 2007 Revenues, Operating Profits, EPS and Cash Flow Versus Fiscal 2006

PLEASANTVILLE, NY, January 25, 2007 - The Reader’s Digest Association, Inc. (NYSE: RDA) today reported higher revenues, operating profits, Earnings Per Share and cash flow for the second quarter of Fiscal 2007 ended December 31, 2006, versus the second quarter of Fiscal 2006, reflecting stronger operating results at RD North America and RD International. Following are company-wide results for the Fiscal 2007 quarter compared with Fiscal 2006:

•	Revenues were $802 million, versus $765 million.
•	Operating Profits were $114 million, versus a loss of $(76) million.
•	Net Income was $62 million, versus a loss of $(122) million.
•	EPS was $0.65, versus a loss of $(1.27).
•	Free Cash Flow was $133 million, versus $120 million.

For Fiscal 2007, reported results for the quarter included a loss on the sale of American Woodworker of $(6) million, and costs related to the pending merger with an entity formed by an investor group led by Ripplewood Holdings L.L.C. totaling $(5) million, which included higher stock-based compensation expenses as a result of increases in the company’s stock price and non-operating transaction costs (see chart, below). Excluding these items, Adjusted Operating Profits were $122 million and Adjusted EPS was $0.72. For Fiscal 2006, reported results included a non-cash charge of $(188) million, or $(1.94) per share, in connection with the write-down of goodwill associated with Books Are Fun and a gain on an asset sale of $1 million. Excluding these items, Fiscal 2006 Adjusted Operating Profits were $111 million, and Adjusted EPS was $0.67.

Operating Profits and Earnings Per Share	Q2 2007		Q2 2006
Amounts in millions, except per share data	Operating Profits	EPS	Operating Profits/(Loss)	EPS
Reported	$114	$0.65	$(76)	$(1.27)
Add:
Magazine divestitures	6	0.04	(1)	---
Stock-based compensation expenses related to the merger	2	0.01	---	---
Transaction costs related to the merger (a)	---	0.02	---	---
Goodwill charge	---	---	188	1.94
Adjusted Operating Profits / Adjusted EPS	$122	$0.72	$111	$0.67

(a) During 2Q Fiscal 2007, $(3) million of transaction costs related to the merger were incurred which did not have an impact on Adjusted Operating Profits as these costs were non-operating and classified as Other Income / (Expense), Net.

Free Cash Flow (change in cash before the change in total borrowings, dividends, share repurchases, divestitures and acquisitions and transaction costs related to the merger) was $133 million in the quarter, favorable to last year’s free cash flow by $13 million. The improvement is attributable to improved operating results, proactive working capital management across the divisions, and the final installment of $10 million from the sale of the Pleasantville headquarters facility. Free Cash Flow for the first six months was $72 million, $50 million favorable compared with the prior year. Net debt declined to $608 million from $733 million at September 30th.

“The improved operating results for this quarter were in line with our expectations,” said Eric W. Schrier, President and Chief Executive Officer. “We had strong performances from our North America and International divisions, and we saw signs of improvement at Consumer Business Services, especially Books Are Fun. Free cash flow increased, as we had projected, building on our cash flow improvement in the first quarter. In particular, I am very encouraged by the performance of our new initiatives, which are increasingly contributing to the company’s growth.”

Factors Driving 2Q Variance:

•
Revenues: Total revenues increased 5 percent to $802 million, versus $765 million. Foreign currency fluctuations increased total company revenues by $25 million. Higher revenues were driven by improved sales at RD North America (RDNA) and Reader’s Digest International (RDI), partly offset by lower sales at Consumer Business Services (CBS).

•
Operating Profits: Operating Profits were $114 million, versus a loss of $(76) million. Fiscal 2007 profits included a $(6) million loss related to the sale of American Woodworker magazine and $(2) million in higher stock-based compensation expenses related to the pending merger transaction. The Fiscal 2006 quarter included $(188) million from a write-down of goodwill at Books Are Fun.

•
Adjusted Operating Profits: Adjusted Operating Profits were $122 million, versus $111 million, up 10 percent. Higher profits at RDNA and RDI in the Fiscal 2007 quarter were partly offset by lower profit at CBS as well as higher Corporate Unallocated expenses.

•
Other Income: Other Income (Expense), Net was $(18) million, versus $(10) million in the prior year. The variance mainly reflects an increase of $(5) million in interest expense because of higher debt balances and interest rates in the second quarter of 2007 versus the prior year. The company also incurred $(3) million of non-operating expenses related to the merger transaction.

•	EPS: Reported Earnings Per Share was $0.65. In the prior-year period, net loss per share was $(1.27). Adjusted EPS was $0.72, versus $0.67 last year.

Pending Merger Transaction

As previously announced, the company has entered into a merger agreement under which an investor group led by Ripplewood Holdings L.L.C. will acquire all of the outstanding common shares of RDA for $17.00 per share. The transaction is expected to close by the end of February 2007, and is subject to the funding of the investor group's committed financing and the approval of the holders of a majority of the outstanding shares of RDA common stock, as well as other customary closing conditions. A shareholders meeting to consider adoption of the merger agreement is scheduled for February 2, 2007. The company will neither hold a second-quarter conference call nor provide guidance for the rest of the fiscal year.

Income Taxes

Income tax expense was $(34) million, versus $(36) million in the second quarter the prior year. For the second quarter of 2007, the company recorded discrete tax benefits of $2 million related to adjustments to valuation allowances.

Segment Information

In millions	Fiscal 2007 Quarter 2 (a)	Fiscal 2006 Quarter 2 (a)	Better/ (Worse) (a)
Revenues:
Reader’s Digest North America	$275	$247	$28
Reader’s Digest International	330	301	29
Consumer Business Services	211	229	(18)
Intercompany Eliminations	(13)	(11)	(2)
Total revenues	$802	$765	$37
Operating Profits (Loss):
Reader’s Digest North America	$37	$28	$9
Reader’s Digest International	47	39	8
Consumer Business Services	49	54	(5)
Corporate Unallocated	(13)	(10)	(3)
Other operating items, net (b)	(6)	1	(7)
Goodwill Charge	---	(188)	188
Total operating profits (loss)	$114	$(76)	$190

(a)	Certain amounts do not recalculate due to rounding.
(b)	Other Operating Items, Net for Q2 Fiscal 2007 and Q2 Fiscal 2006 consist of (loss) / gain on the sales of non-strategic assets.

Reader’s Digest North America (RDNA)

In the second quarter, revenues for RDNA were $275 million, up 11 percent over last year, and operating profits were $37 million, up 31 percent.

Revenue and profit gains were driven by the favorable impact of investments in new businesses including Every Day with Rachael Ray, Taste of Home Entertaining, and the acquisition of Allrecipes.com. Further driving results were recent cookbook launches including The Taste of Home Cookbook. Increased sales of U.S. Books and Home Entertainment products also contributed to higher RDNA revenues. These gains were partly offset by lower advertising sales at Reader’s Digest magazine and reduced revenues from American Woodworker magazine, which was sold in December 2006.

Reader’s Digest International (RDI)

Revenues for RDI were $330 million, versus $301 million in the 2006 quarter. Foreign currency fluctuations increased revenues in Fiscal 2007 by $23 million. Higher revenues reflected strong continuous and attached mail campaigns in Australia, and strong product performance in Germany, including new products. Revenues improved in many of the newer markets, including Ukraine, Bulgaria and Romania. These results were partly offset by lower revenues for Books and Home Entertainment products in the United Kingdom, Poland, Portugal and Hungary as a result of lower response rates from outside list customers, and postal disruptions in Poland and Portugal.

Operating profits were $47 million, versus $39 million in the prior-year quarter, an increase of 22 percent, or 13 percent currency-neutral. Foreign currency fluctuations increased operating profits by $3 million. The revenue improvement, as well as a shift in timing of certain promotional campaigns, contributed to the profit increase.

Consumer Business Services (CBS)

In the second quarter, CBS reported revenues of $211 million, down 8 percent from last year, and operating profits of $49 million, down 9 percent. At BAF, revenue declines were driven by fewer corporate events, reflecting higher vacancies of corporate sales representatives in certain markets due to the departure of those sales reps in Fiscal 2006, as well as the absence of revenue from exited lines of business. BAF has made significant progress in replacing sales reps, as well as gaining traction with initiatives designed to lower the cost base, upgrade the management team, improve the effectiveness of the sales force and strengthen cash flow. At QSP, revenues and profits declined principally because of lower magazine and gift sales. In December 2006, QSP named James A. Northrop as President of QSP. Northrop is a seasoned executive with considerable experience running large direct sales organizations.

Corporate Unallocated

Corporate Unallocated expenses were $(13) million, versus $(10) million in the year-ago quarter. The increase in these costs was driven by additional stock-based compensation expense attributed to a 29 percent increase in the price of RDA common stock during the second quarter of Fiscal 2007. In addition, the variance was driven by lower expense in Fiscal 2006 because of the reversal of a litigation-related reserve that was no longer necessary.

Non-GAAP Financial Measures

The company publicly reports its financial information in accordance with United States generally accepted accounting principles (GAAP). To facilitate internal managerial and external analysis of the company’s operating performance, the company also presents financial information that may be considered “non-GAAP financial measures” under Regulation G and related reporting requirements promulgated by the Securities and Exchange Commission. Non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following non-GAAP financial measures are included in this release are used by the company in its internal analysis of the business.

Free Cash Flow (change in cash before the change in total borrowings, dividends, share repurchases, divestitures and acquisitions and transaction costs related to the merger) - Free cash flow is presented to provide period-to-period cash flow trends generated by the business before any discretionary, finance-related uses/sources of cash. It is used by management to reconcile the change in net debt from period to period. Certain amounts do not recalculate due to rounding.

Reconciliation of Free Cash Flow, in millions	Q2 Fiscal 2007	Q2 Fiscal 2006
Reported change in cash per cash flow statement (see Table 4)	$16	$14
Change in total borrowings	108	70
Dividends	10	10
Share repurchases	---	26
Acquisitions and divestitures, net	(4)	---
Transaction costs related to merger	2
Free Cash Flow Source	$133	$120

•
Net Debt (total borrowings less cash and cash equivalents) - Net debt is one of management’s measures of leverage and is an approximate measure of the company's debt less amounts the company has the capacity to repay. The company typically manages its cash and debt by using any “excess” cash (i.e., cash in excess of a desired on-hand amount) to make principal payments on its outstanding debt.

Net Debt Reconciliation, in millions	Q2 Fiscal 2007	Q1 Fiscal 2007
Total Debt Outstanding	$670	$778
Ending Cash Balance	62	45
Net Debt	$608	$733

•
Adjusted Operating Profits / Adjusted EPS -- Adjusted Operating Profits is defined as operating profits excluding certain non-operating items, sales of non-strategic assets, and significant non-cash charges.

Adjusted EPS is defined as earnings per share excluding certain non-operating items, sales of non-strategic assets and significant non-cash charges.

The company considers Adjusted Operating Profits and Adjusted EPS to be profitability measures that facilitate forecasting of our operating results for future periods and allows for the comparison of our operating results to historical periods. A limitation of these measures is that they do not include all items that affect operating profit and earnings per share during the period and may not be comparable to other companies’ definitions of such measures.

The Reader’s Digest Association, Inc. is a global publisher and direct marketer of products that inform, entertain and inspire people of all ages and cultures around the world. The corporate website is www.rda.com. Global headquarters are located at Pleasantville, New York.

This release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual future results and occurrences to differ materially from the forward-looking statements. The Reader’s Digest Association, Inc.’s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8-K, contain a discussion of additional factors that could affect future results and occurrences. RDA does not undertake to update any forward-looking statements.

IMPORTANT ADDITIONAL INFORMATION FILED WITH THE SEC

In connection with the proposed merger, RDA filed a definitive proxy statement with the Securities and Exchange Commission.  Investors and security holders are advised to read the proxy statement, because it contains important information about the merger and the parties thereto.  Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by RDA at the Securities and Exchange Commission’s web site at www.sec.gov.  The definitive proxy statement and such other documents may also be obtained for free from RDA by directing such request to MacKenzie Partners, Inc., at 1-800-322-2885.

RDA and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger.  Information concerning the interests of RDA’s participants in the solicitation, which may be different than those of RDA shareholders generally, is set forth in RDA’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement related to the merger.

Table 1 of 4

The Reader's Digest Association, Inc. and Subsidiaries
Consolidated Condensed Statements of Operations
(In millions, except per share data)
(unaudited)

	Three-month period ended			Six-month period ended
	December 31, 2006 and 2005 (A)			December 31, 2006 and 2005 (A)

	Fiscal Year		Better/	Fiscal Year		Better/
	2007	2006	(Worse)	2007	2006	(Worse)

Revenues	$802.4	$765.2	5%	$1,319.5	$1,281.6	3%

Product, distribution and editorial expenses	(320.7)	(301.3)	(6%)	(546.1)	(522.4)	(5%)
Promotion, marketing and administrative expenses	(362.1)	(353.1)	(3%)	(683.3)	(657.8)	(4%)
Other operating items, net (B)	(6.1)	0.8	N/M	(6.1)	3.4	N/M
Goodwill charge (C)	---	(187.8)	N/M	---	(187.8)	N/M

Operating profit (loss)	113.5	(76.2)	249%	84.0	(83.0)	201%

Other income and (expense), net	(17.7)	(10.4)	(70%)	(31.4)	(19.6)	(60%)

Income (loss) before provision for income taxes	95.8	(86.6)	211%	52.6	(102.6)	151%

Provision for income taxes	(34.1)	(35.8)	5%	(17.5)	(28.0)	38%

Net income (loss)	$61.7	($122.4)	150%	$35.1	($130.6)	127%

Basic earnings (loss) per share:
Weighted average common shares outstanding	94.3	96.6	N/M	94.2	97.0	N/M

Basic earnings (loss) per share	$0.65	($1.27)	151%	$0.37	($1.35)	127%

Diluted earnings (loss) per share:
Adjusted weighted average common shares outstanding	95.2	96.6	N/M	95.1	97.0	N/M

Diluted earnings (loss) per share	$0.65	($1.27)	151%	$0.36	($1.35)	127%

Dividends per common share	$0.10	$0.10	---	$0.20	$0.20	---

(A) RDA reports on a fiscal year beginning July 1. The three-month periods ended December 31, 2006 and 2005 are the second fiscal quarters of fiscal year 2007 and fiscal year 2006, respectively. Operating results for any interim period are not necessarily indicative of the results for an entire year.

(B) Included in other operating items, net are gains and/or losses from the sales of certain non-strategic assets. The three and six month periods ended
December 31, 2006 consists of a $(6.2) million loss incurred on the sale of American Woodworker magazine. The six month period ended December 31, 2005 primarily consists of a $2.5 million gain on the sale of real estate in Mexico and a $0.5 gain on art sales.

(C) At least annually, (in the third quarter) RDA reviews the carrying amount of goodwill and other intangibles for recoverability. During interim periods the Company monitors changes in businesses for indicators of impairment. Due to a shortfall in Books Are Fun's operating performance during the prior year peak-selling season, we were required to review goodwill balances related to this business in the second quarter. Based on our assessment, Books Are Fun recorded a non-cash charge of $(187.8) million, or $(1.94) per share, to reduce the carrying amount of Books Are Fun goodwill.

N/M - Not meaningful.

Table 2 of 4

The Reader's Digest Association, Inc. and Subsidiaries
Revenues and Operating Profit by Operating Segments
(In millions)
(unaudited)

	Three-month period ended			Six-month period ended
	December 31, 2006 and 2005 (A)			December 31, 2006 and 2005 (A)

	Fiscal Year			Fiscal Year
			Better/			Better/
	2007	2006	(Worse)	2007	2006	(Worse)

Revenues

Reader's Digest North America	$274.7	$247.0	11%	$504.0	$474.7	6%

Reader's Digest International	329.8	300.8	10%	570.8	535.8	7%

Consumer Business Services	211.2	228.7	(8%)	264.5	288.5	(8%)

Intercompany eliminations (B)	(13.3)	(11.3)	(18%)	(19.8)	(17.4)	(14%)

Total Revenues	$802.4	$765.2	5%	$1,319.5	$1,281.6	3%

Operating profit (loss)

Reader's Digest North America	$36.7	$28.1	31%	$45.3	$44.1	3%

Reader's Digest International	47.0	38.7	21%	38.0	40.1	(5%)

Consumer Business Services	49.2	54.3	(9%)	30.2	36.3	(17%)

Corporate unallocated (C)	(13.3)	(10.3)	(29%)	(23.4)	(19.1)	(23%)

	$119.6	$110.8	8%	$90.1	$101.4	(11%)

Other operating items, net (D)	(6.1)	0.8	N/M	(6.1)	3.4	N/M
Goodwill Charge (E)	---	(187.8)	N/M	---	(187.8)	N/M

Total operating profit (loss)	$113.5	($76.2)	249%	$84.0	($83.0)	201%

(A) RDA reports on a fiscal year beginning July 1. The three-month periods ended December 31, 2006 and 2005 are the second fiscal quarters of fiscal year 2007 and fiscal year 2006, respectively. Operating results for any interim period are not necessarily indicative of the results for an entire year.

(B) In the normal course of business, the company's segments enter into transactions with one another.These intercompany transactions are recorded by each segment at amounts as if the transactions were with third parties and, therefore, affect segment performance. Operating segment revenues, above, are presented gross before intercompany eliminations. However, intercompany revenues and associated expenses are eliminated in consolidation and are not reflected in the company's consolidated results.

(C) Corporate unallocated expenses include the cost of governance and other centrally managed expenses, as well as the accounting for U.S. pension plans, post-retirement healthcare costs, and stock and executive compensation programs which are not allocated to the operating segments. Governance and centrally managed expenses include costs such as corporate finance and general management, investor and public relations, legal, treasury and any related information technology and facility costs utilized by these departments.

(D) Included in other operating items, net are gains and/or losses from the sales of certain non-strategic assets. The three and six month periods ended
December 31, 2006 consists of a $(6.2) million loss incurred on the sale of American Woodworker magazine. The six month period ended December 31, 2005 primarily consists of a $2.5 million gain on the sale of real estate in Mexico and a $0.5 gain on art sales.

(E) At least annually, (in the third quarter) RDA reviews the carrying amount of goodwill and other intangibles for recoverability. During interim periods the Company monitors changes in businesses for indicators of impairment. Due to a shortfall in Books Are Fun's operating performance during the prior year peak-selling season, we were required to review goodwill balances related to this business in the second quarter. Based on our assessment, Books Are Fun recorded a non-cash charge of $(187.8) million, or $(1.94) per share, to reduce the carrying amount of Books Are Fun goodwill.

N/M - Not meaningful.

		Table 3 of 4
The Reader's Digest Association, Inc. and Subsidiaries
Consolidated Balance Sheets
(In millions)
(unaudited)

	December 31,	June 30,
	2006	2006
Assets
Cash and cash equivalents	$61.7	$34.7
Accounts receivable, net	382.4	261.9
Inventories	201.4	172.3
Prepaid and deferred promotion costs	45.8	62.3
Prepaid expenses and other current assets	165.7	173.1

Total Current Assets	857.0	704.3

Property, plant and equipment, net	121.7	119.3
Goodwill	727.8	744.1
Other intangible assets, net	130.7	134.4
Prepaid pension assets	331.7	324.6
Other noncurrent assets	99.6	95.4

Total Assets	$2,268.5	$2,122.1

Liabilities and Stockholders' Equity

Accounts payable	$186.4	$128.2
Accrued expenses	286.2	257.3
Income taxes payable	42.3	40.6
Unearned revenues	441.4	394.1
Other current liabilities	14.2	9.8

Total Current Liabilities	970.5	830.0

Long-term debt	670.0	695.0
Unearned revenues	138.5	131.2
Accrued pension	111.2	108.7
Postretirement and postemployment benefits other than pensions	91.5	94.2
Other noncurrent liabilities	90.7	87.9

Total Liabilities	2,072.4	1,947.0

Preferred stock	28.8	28.8
Common stock	1.5	1.5
Paid-in capital	208.6	208.1
Retained earnings	1,079.8	1,064.3
Accumulated other comprehensive loss	(63.9)	(67.4)
Treasury stock, at cost	(1,058.7)	(1,060.2)

Total Stockholders' Equity	196.1	175.1

Total Liabilities and Stockholders' Equity	$2,268.5	$2,122.1

				Table 4 of 4

The Reader's Digest Association, Inc. and Subsidiaries
Consolidated Condensed Statements of Cash Flows
(In millions)
(unaudited)

	Three-month period ended		Six-month period ended
	December 31,		December 31,
	2006	2005	2006	2005

Cash flows from operating activities
Net income (loss)	$61.7	($122.4)	$35.1	($130.6)
Depreciation and amortization	8.5	9.3	17.2	18.7
Goodwill charge	---	187.8	---	187.8
Amortization of debt issue costs	0.4	0.3	0.8	0.7
Stock-based compensation	1.9	3.6	4.2	7.1
Net loss (gain) on sales of magazines and other long-term assets	6.1	(0.9)	6.1	(3.4)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions
Accounts receivable, net	(76.1)	(56.7)	(114.2)	(107.4)
Inventories	16.1	14.5	(26.8)	(38.5)
Prepaid and deferred promotion costs	18.7	16.7	17.6	10.2
Other assets	5.1	(0.3)	(6.7)	(26.6)
Unearned revenues	21.2	6.9	56.4	49.7
Income and deferred taxes, net	19.5	28.5	(2.5)	16.8
Accounts payable and accrued expenses	39.7	34.9	81.1	45.6
Other liabilities	2.2	1.4	2.3	0.7

Net change in cash due to operating activities	125.0	123.6	70.6	30.8

Cash flows from investing activities
Proceeeds from sales of magazines and sales of other long-term investments	6.9	0.2	6.9	0.2
Proceeds from sales of property, plant and equipment	8.9	0.3	9.0	3.7
Payments for business acquisitions	---	---	(0.4)	---
Purchases of intangible assets	(3.3)	---	(3.3)	(0.5)
Capital expenditures	(5.8)	(4.5)	(10.9)	(10.8)
Net change in cash due to investing activities	6.7	(4.0)	1.3	(7.4)

Cash flows from financing activities
(Repayments) proceeds from borrowings, net	(108.3)	(69.6)	(25.0)	66.2
Dividends paid	(9.8)	(10.0)	(19.6)	(20.1)
Cash paid for financing fees	(0.1)	---	(0.7)	---
Treasury stock repurchases	---	(26.2)	---	(35.6)
Proceeds from employee stock purchase plan and exercise of stock options	1.0	0.9	1.3	1.5
Other, net	---	(0.1)	(3.6)	(3.8)
Net change in cash due to financing activities	(117.2)	(105.0)	(47.6)	8.2

Effect of exchange rate changes on cash	1.8	(1.0)	2.7	(0.5)

Net change in cash and cash equivalents	16.3	13.6	27.0	31.1

Cash and cash equivalents at beginning of period	45.4	55.2	34.7	37.7

Cash and cash equivalents at end of period	$61.7	$68.8	$61.7	$68.8